EXHIBIT INDEX

1.8 Resolution of the Board of Directors of IDS Life Insurance Company establishing 4 additional subaccounts within the separate account, dated January 6, 2004.

4.15 Form of Deferred Annuity Contract for Retirement Advisor Advantage Plus (form 1043 A).

4.16 Form of Deferred Annuity Contract for Retirement Advisor Select Plus (form 131041 A).

4.17     Form of TSA Endorsement (form 131068).

4.18     Form of Return of Purchase Payments Rider (form 131072).

4.19     Form of Maximum Anniversary Value Death Benefit Rider (form 131031).

4.20     Form of 5-Year Maximum Anniversary Value Death Benefit Rider
         (form 131071).

4.21     Form of Enhanced Earnings Death Benefit Rider (form 131032 A).

4.22     Form of Enhanced Earnings Plus Death Benefit Rider (form 131033 A).

4.23     Form of 401 (a) Annuity Endorsement (form 131069).

9. Opinion of counsel and consent to its use as the legality of the securities being registered.

10.      Consent of Independent Auditors.